Exhibit 99.2

O-I Announces Share Repurchase Authorization

PERRYSBURG, Ohio, September 16, 2008 — Owens-Illinois, Inc., (NYSE OI) announced today that its Board of Directors approved a plan authorizing management to repurchase up to $350 million of the Company’s outstanding common shares until December 31, 2010.

“We believe that the Company has substantial prospects for continued earnings growth and the current share price does not reflect the long term value of the firm,” said Al Stroucken, Chairman and CEO.  “As we evaluate investment alternatives, the repurchase of our stock represents another attractive opportunity to deliver value for our shareholders.”

Repurchases may take place on the open market or through private transactions from time to time based on market conditions, subject to certain conditions and timing restrictions to comply with applicable rules and regulations and may be suspended for periods or  discontinued as deemed necessary by the Company. Decisions about these matters will be based on market conditions, general business conditions and other relevant factors. If conditions are not favorable, then no purchases will be made.

About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 23,000 people with 79 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This press release contains forward-looking statements based on management’s current expectations.  These statements involve risks and uncertainties which could cause actual results to differ from those in the forward-looking statements.  For a discussion of such risks and uncertainties, please refer to the Company’s June 30, 2008, Form 10Q filed with the Securities and Exchange Commission.  The Company does not intend to update any forward looking statements in this release.

Media Contact: Lauren Dubilzig, +1 567-336-1312

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.

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